Exhibit 5.1

Opinion of Counsel

November 16, 2018

Apollo Medical Holdings, Inc.
1668 S. Garfield Avenue, 2nd Floor,

Alhambra, California 91801

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Apollo Medical Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 800,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to the Registration Statement on Form S-3 to be filed on or about November 16, 2018 with the Securities and Exchange Commission (the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, the legal capacity and competency of all natural persons, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

We have also assumed that:

(i) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered, sold or transferred; and

(ii) all of the Shares will be offered, sold or transferred in compliance with all applicable laws and only in the manner stated in the Registration Statement and any prospectus supplement relating thereto.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered, sold or transferred pursuant to the Registration Statement, while the Registration Statement is in effect, by the Selling Stockholder identified in the Registration Statement, such Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any offer, sale or transfer of the Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We are members of the bar of the State of California. For purposes of this opinion, we do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is limited to the matters expressly set forth herein and we render no opinion, whether by implication, inference or otherwise, as to any other matters. This opinion is rendered as of the date first written above and we disclaim any obligation, liability or responsibility to inform you of any facts, circumstances, events, developments or changes occurring, or any additional information becoming available to us, after the date hereof, which may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Shartsis Friese LLP